Exhibit 2.1

ASSIGNMENT AGREEMENT

This document sets out an Assignment Agreement (this “Agreement”), dated as of December 29, 2015, between Samsung Display Co., Ltd. (“SDC”), Corning Incorporated (“Corning”), Corning Precision Materials Co., Ltd. (“CPM”), Corning Luxembourg S.àr.l. (“Corning Buyer”), Corning Hungary Data Services Limited Liability Company (“Corning Hungary”), Corning Japan K.K. (“Corning Japan”, as the successor to Corning Holding Japan G.K) and Samsung Corning Advanced Glass LLC (“SCG”).

WHEREAS, the Parties have entered into a Framework Agreement dated October 22, 2013 (“Framework Agreement”);

WHEREAS, Corning, CPM, Corning Buyer, Corning Hungary, and Corning Japan (collectively, the “Corning Parties”), SCG, and SDC desire to execute, to implement, and to receive the mutual benefits of, not only this Agreement but also each and every other agreement described below (each, an “Ancillary Agreement”, and collectively, “All Ancillary Agreements”), and desire that neither this Agreement nor any Ancillary Agreement will be signed or become effective until all of them are, concurrently, signed and effective;

NOW, THEREFORE, in consideration of the respective covenants, agreements and representations and warranties set forth herein, SDC, SCG and each of the Corning Parties (each, a “Party” and, collectively, “Parties”), intending to be legally bound, agree as follows:

Capitalized terms used but not defined herein will have the meanings ascribed to them in the Framework Agreement.

A.	Ancillary Agreements

1. SDC LCD Agreements: SDC and CPM will enter into an amended and restated long term supply agreement (“SDC LTSA”), substantially in the form attached hereto as Exhibit A.1.a., related to the supply of LCD glass from CPM to SDC. SDC, CPM and Corning will enter into, and Corning will cause Corning Hungary to enter into, an amended and restated agreement on LCD glass pricing (“SDC Pricing Agreement”), substantially in the form attached hereto as Exhibit A.1.b., related to the supply of LCD glass from CPM to SDC.

2. SSL LTSA: SDC will use its reasonable best efforts to cause Samsung Suzhou LCD Co., Ltd. (“SSL”) to enter into, and CPM will enter into, a long-term supply agreement (“SSL LTSA”), substantially in the form attached hereto as Exhibit A.2, related to the supply of LCD glass from CPM to SSL.

3. Encap LTSA: SDC, SCG and CPM will enter into a long-term supply agreement (“Encap LTSA”), substantially in the form attached hereto as Exhibit A.3, related to the supply by CPM and SCG to SDC of encapsulation glass used in the manufacture of OLED displays.

B.	Assignment and Assumption of Obligations and Rights

1. The effectiveness of each and every Ancillary Agreement is a condition precedent to this Section B of this Agreement. Accordingly, none of the assignment, assumption, or other terms of this Section B will be effective unless and until All Ancillary Agreements are fully executed and in effect. If and when All Ancillary Agreements have been signed and are in effect, then, without any further action or agreement of any Party: SDC hereby assigns to CPM; CPM hereby assumes from SDC; and Corning Buyer and each of the other Corning Parties and SCG consent to the assignment to and/or assumption by CPM of:

a. any obligation of SDC to pay any amounts in excess of $300 million to Corning Buyer, under the Commercial Projection Indemnities;

b. any right of SDC to receive any amounts in excess of $300 million from Corning Buyer, under the Commercial Projection Indemnities; and

c. all rights of SDC to receive any payment from Corning Buyer under the Volume Price Indemnity.

2. All payment obligations that are assigned to, and all rights to receive payments that are assumed by, CPM under this Section B will be paid directly by CPM or Corning Buyer to the other, without any involvement in such payments by SDC. Any payments due from CPM to Corning Buyer under this Section B will be netted against any payments due from Corning Buyer to CPM under this Section B. After such netting, the Party which has a remaining payment obligation to the other Party shall make that remaining payment in one lump sum to that other Party.

3. For the avoidance of doubt, if and when, and only if and when, this Section B becomes effective:

a. SDC’s payment obligations to Corning Buyer under the Commercial Projection Indemnities will not exceed $300 million, and any rights of Corning Buyer to payment in excess of $300 million under the Commercial Projection Indemnities may be asserted against CPM only, and SDC is hereby released and discharged from any such payment obligations towards any of the Corning Parties or their Affiliates, if and to the extent that such payment obligations exceed $300 million;

b. SDC will remain obligated to pay to Corning Buyer any liabilities of SDC under the Commercial Projection Indemnities if and to the extent that such liabilities are less than or equal to (but not in excess of) $300 million;

c. Corning Buyer’s payment obligations to SDC under the Commercial Projection Indemnities will not exceed $300 million, and any rights of SDC to payment in excess of $300 million under the Commercial Projection Indemnities may be asserted by CPM only, and Corning Buyer is hereby released and discharged from any such payment obligations towards SDC or any of its Affiliates, if and to the extent that such payment obligations exceed $300 million;

d. Corning Buyer will remain obligated to pay to SDC any liabilities of Corning Buyer under the Commercial Projection Indemnities if and to the extent that such liabilities are less than or equal to (but not in excess of) $300 million; and

e. there will be no obligation (of Corning Buyer, CPM or any other entity) to pay SDC under the Volume Price Indemnity, and all amounts due under the Volume Price Indemnity will be paid by Corning Buyer to CPM.

C.	No Tax Indemnification

Each Party will bear (without any rights to indemnification from any other Party, under the Framework Agreement or otherwise), any tax consequences that it might incur as a result of its execution and implementation of this Agreement.

D.	General

The Parties agree, and shall cause their Affiliates (subject to any and all applicable corporate governance and decision-making requirements and procedures), to take such other actions as may be necessary or appropriate to implement this Agreement. Sections 11.1, 11.4, 11.6, 11.9, 11.10, 11.13, 11.14 and 11.15 of the Framework Agreement are incorporated by reference into this Agreement, mutatis mutandis, as if they were restated in full, with each reference to “this Agreement” in such Sections of the Framework Agreement being deemed to be a reference to this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

SAMSUNG DISPLAY CO., LTD. By: /s/ Hee Chan Roh Name: Hee Chan Roh Title: CFO & EVP	CORNING INCORPORATED By: /s/ Lawrence D. McRae Name: Lawrence D. McRae Title: Vice Chairman

CORNING PRECISION MATERIALS CO., LTD. By: /s/ Su Bong Lee Name: Su Bong Lee Title: CFO & EVP	CORNING LUXEMBOURG S.ÀR.L. By: /s/ Bengt Elvinsson Name: Bengt Elvinsson Title: Manager Category A

CORNING HUNGARY DATA SERVICES LIMITED LIABILITY COMPANY By: /s/ Gillian Trbovic Name: Gillian Trbovic Title: Managing Director	CORNING JAPAN K.K. By: /s/ Hiroshi Matsumoto Name: Hiroshi Matsumoto Title: President

SAMSUNG CORNING ADVANCED GLASS LLC By: /s/ Lim, Myeong Chul Name: Lim, Myeong Chul Title: CEO

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